Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces Engagement of Martindale Consultants, Inc. to Review Estimated Future Plugging and Abandonment Liabilities

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Houston, Texas —November 18, 2019 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that on November 15, 2019, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of the Trust, engaged Martindale Consultants, Inc. (“Martindale”), a provider of analysis and compliance review services to the oil and gas industry, to perform an independent review of the estimated future plugging and abandonment costs that PCEC has recently provided to the Trustee, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.

The Trustee also intends to engage an accounting expert or firm to advise the Trustee regarding the accruals that the Trustee understands PCEC intends to book relating to the future plugging and abandonment costs estimated by PCEC.

As previously disclosed, NewBridge Resources Pacific LLC, which is wholly owned by NewBridge Resources Group LLC, which is owned 50% by Scott Y. Wood and 50% by K4 Oil LLC, recently acquired Pacific Coast Energy Holdings LLC (“PCEH”). PCEH is the sole member of the general partner of Pacific Coast Energy Company, LP (“PCEC”).  PCEC is therefore now indirectly controlled by NewBridge Resources Group LLC, which is owned 50% by Scott Y. Wood and 50% by K4 Oil LLC. PCEC, which owns the oil and natural gas properties in which the Trust owns certain net profits and royalty interests conveyed by PCEC, is required to provide to the Trust such accounting, bookkeeping and informational services and other services necessary for the preparation of the reports the Trust is required to file with the Securities and Exchange Commission (the “SEC”).

Units of beneficial interest in the Trust (“Units”) are traded on The New York Stock Exchange (“NYSE”). Eligibility to continue trading on the NYSE depends on, among other things, the trading price of the Units.  If the 30 trading day average price as calculated by the NYSE drops below $1.00, the NYSE will consider the Trust below compliance with one of the NYSE price standards for continued listing.  The NYSE provides a six-month cure period from the date on which it provides notification of any such noncompliance to the Trust.  However, the NYSE also would take action to immediately suspend and delist the Units without any possibility of a cure period if the Units trade at a level viewed to be abnormally low (absolute price / intraday trading; not a 30-day trading average). While the NYSE rule does not contain a definition of “abnormally low,” the NYSE  historically has viewed a price level below $0.16 to be the point at which the NYSE typically takes immediate action.

If the Units are delisted by the NYSE, the Trustee expects that the Units would begin trading on the OTC Pink Market, which is operated by OTC Markets Group Inc. (“OTC Pink”). To be quoted on OTC Pink, a market maker must first sponsor the security and comply with SEC Rule 15c2-11. OTC Pink is a significantly more limited market than the NYSE, and the quotation of the Units on OTC Pink rather than on the NYSE could result in a less liquid market available for existing and potential Unitholders and could further depress the trading price of the Units.  If the Units are delisted by the NYSE, there would be no assurance that an active market in the Units would develop on OTC Pink, or that broker-dealers would continue to provide public quotes of the Units on this market.  Further, there is no assurance that the Units would begin trading on the OTC Pink Market at all or continue to do so in the future.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002